AGREEMENT


                                    and


                               PLAN OF MERGER



                                by and among



                      TUMBLEWEED COMMUNICATIONS CORP.,



                        MAIZE ACQUISITION SUB, INC.


                                    and



                          INTERFACE SYSTEMS, INC.






                        AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 28, 2000, by and among Tumbleweed Communications Corp., a Delaware corporation ("Parent"), Maize Acquisition Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Sub"), and Interface Systems, Inc., a Michigan corporation (the "Company").

                                WITNESSETH:
                                ----------

            WHEREAS, the Boards of Directors of Parent and Sub have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, a strategic business combination between the Company and Parent upon the terms and subject to the conditions set forth herein;

            WHEREAS, the Board of Directors of the Company, having determined that such combination is desirable, has approved the transactions contemplated by this Agreement and the Ancillary Agreements (as defined below);

            WHEREAS, as a condition and inducement to Parent's and Sub's willingness to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, (i) Parent and each of the directors, executive officers and other designated employees of the Company have entered into a Voting Agreement in the form of Exhibit A hereto (the "Voting Agreements"), pursuant to which, among other things, such persons agree to vote in favor of approval and adoption of this Agreement; (ii) the Company and certain key employees of the Company identified in Schedule B hereto have entered into non- competition agreements (the "Non-Competition Agreements") in the form of Exhibit B-1 hereto, and employment agreements (the "Employment Agreements") in the form of Exhibit B-2 hereto, the effectiveness of which are conditioned upon the consummation of the transactions contemplated hereby; and (iii) Parent and the Company have entered into an Option Agreement in the form of Exhibit C hereto (the "Option Agreement"), pursuant to which, among other things, the Company grants to Parent an option to purchase newly issued shares of Company Common Stock representing nineteen and nine-tenths percent (19.9%) of the total outstanding shares of Company Common Stock (the Voting Agreements, the Non-Competition Agreements, the Employment Agreements and the Option Agreement are collectively referred to herein as the "Ancillary Agreements"); and

            WHEREAS, for United States federal income tax purposes, it is intended that the Merger (as defined in Section 1.1 hereof) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements, and other good and valuable consideration, set forth herein and in the Ancillary Agreements, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                 ARTICLE I

                                   MERGER

            Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), the Company and Sub shall consummate a merger (the "Merger") pursuant to which (a) Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation (the "Surviving Corporation") in the Merger and shall continue to be governed by the laws of the State of Michigan and (c) the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

            Pursuant to the Merger, (a) the Articles of Incorporation set forth in the Certificate of Merger (as defined in Section 1.2 hereof), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (b) the By-laws, in the form of Annex A hereto, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, such Articles of Incorporation and such By-laws. The Merger shall have the effects set forth in the Michigan Business Corporation Act (the "MBCA") and the Delaware General Corporation Law (the "DGCL").

            Section 1.2 Effective Time. Parent, Sub and the Company will cause (i) a certificate of merger (the "Certificate of Merger") in the form of Exhibit D-1 hereto, to be filed on the Closing Date (as defined in Section 1.3 hereof) (or on such other date as Parent and the Company may agree) with the Department of Consumer and Industry Services, Corporations Bureau, of the State of Michigan (the "Michigan Department") as provided in the MBCA, and (ii) a certificate of merger (the "Delaware Certificate of Merger") in the form of Exhibit D-2 hereto, to be filed on the Closing Date with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger and any other documents necessary to effect the Merger in accordance with the MBCA are duly filed with the Michigan Department (the "Merger Filing") or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

            Section 1.3 Closing. The closing of the Merger (the "Closing") will take place at 8:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California 94301, or such other date or place as agreed to in writing by the parties hereto.

            Section 1.4 Directors and Officers of the Surviving Corporation. The directors and officers of the Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-laws.

                                 ARTICLE II

                            CONVERSION OF SHARES

            Section 2.1 Conversion of Shares.
                        --------------------

                  (a) Each share of common stock, no par value per share ("Company Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.1(c) hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive .264 (the "Exchange Ratio") of a fully paid and nonassessable share (the "Merger Consideration") of common stock, par value $.001 per share, of Parent (the "Parent Common Stock").

                 (b) Each share of common stock, par value $.001 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

                  (c) Any shares of Company Common Stock that are owned by Parent, Sub or any other wholly owned Subsidiary (as defined in Section 3.1) of Parent shall be canceled and retired and shall cease to exist and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

                  (d) On and after the Effective Time, holders of certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, shall cease to have any rights as shareholders of the Company, except the right to receive, subject to Section 2.5 hereof, the Merger Consideration (and cash in lieu of any fractional share as contemplated by Section 2.3) for each share of Company Common Stock held by them.

            Section 2.2 Surrender of Certificates. At or promptly after the Effective Time, Parent shall make available to Equiserve L.P., or a bank reasonably acceptable to the Company (the "Exchange Agent"), in trust for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this Article II, (i) cash in an amount sufficient to pay cash in lieu of fractional shares pursuant to Section 2.3, and (ii) certificates representing the aggregate number of shares of Parent Common Stock issuable pursuant to Section 2.1 hereof. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent Common Stock and cash in lieu of fractional shares, if applicable. Upon surrender of a Certificate or Certificates to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Certificates, and the Certificate(s) so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Article II, from and after the Effective Time each Certificate shall be deemed to represent only the right to receive the Merger Consideration (and cash in lieu of any fractional share as contemplated by Section 2.3) for each share of Company Common Stock formerly represented by such Certificate, and shall not evidence any interest in, or any right to exercise the rights of a stockholder of, Parent. If a certificate representing Parent Common Stock is to be issued or a cash payment in lieu of fractional share interests is to be made to a person other than the one in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such issuance or payment that such Certificate be properly endorsed (or accompanied by an appropriate instrument of transfer) and accompanied by evidence that any applicable stock transfer taxes have been paid or provided for.

            Section 2.3 No Fractional Shares. (a) No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of such fractional shares, any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock ( after aggregating all shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Certificate or Certificates, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on Nasdaq Stock Market on the date the Merger became effective.

                  (b) As promptly as practicable following the Effective Time, the Exchange Agent shall deliver the Merger Consideration, whether in the form of Parent Common Stock or cash in lieu of fractional shares, or both to each holder of a Certificate or Certificates which have been surrendered.

            Section 2.4 No Dividends. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate. Dividends or other distributions with a record date after the Effective Time payable in respect of shares of Parent Common Stock held by the Exchange Agent shall be held in trust for the benefit of such holders of unsurrendered Certificates. Following surrender of any previously unsurrendered Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the date of payment of any dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, the amount of such dividends or other distributions payable with respect to such whole shares of Parent Common Stock.

            Section 2.5 Return to Parent. Any shares of Parent Common Stock made available to the Exchange Agent and not exchanged for Certificates within six (6) months after the Effective Time and any dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates formerly representing shares of Company Common Stock and unclaimed at the end of such six (6) month period shall be redelivered or repaid by the Exchange Agent to Parent, after which time any holder of Certificates who has not theretofore delivered or surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to Parent for payment of the Merger Consideration, cash in lieu of fractional share interests, and any such dividends or distributions with respect to its shares of Parent Common Stock. Notwithstanding the foregoing, none of Parent, the Exchange Agent, the Surviving Corporation or any other party shall be liable to any holder of a Certificate formerly representing shares of Company Common Stock for any Merger Consideration, cash in lieu of fractional share interests or dividends or distributions properly delivered to a public official pursuant to applicable property, escheat or similar laws. If Certificates are not surrendered prior to two (2) years after the Effective Time, unclaimed Merger Consideration (or funds with respect to fractional shares) payable with respect to such shares of Company Common Stock shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

            Section 2.6 Company Option Plans. At the Effective Time, all options (the "Company Options") then outstanding, whether or not vested and exercisable, under the Company's 1982 Stock Option Plan, 1992 Stock Option Plan, 1993 Stock Option Plan for Non-Employee Directors and the Company's Employee Stock Purchase Plan, in each case as in effect on the date hereof (collectively, the "Company Option Plans"), shall be assumed by Parent. Each Company Option assumed by Parent, other than Company Options issued pursuant to the Company's Employee Stock Purchase Plan, shall be subject to, and exercisable upon, the same terms and conditions as under the applicable Company Option Plan and the applicable option agreement issued thereunder, except that (a) each assumed Company Option shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to
(i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio; and (b) the option price per share of Parent Common Stock subject to each assumed Company Option shall be an amount equal to (i) the option price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Effective Time divided by (ii) the Exchange Ratio (rounded up to the nearest whole cent). The Company represents and warrants that each of the foregoing actions may be taken and effected by the Company without the consent of any holder of Company Options. Each assumed purchase right under the Company's Employee Stock Purchase Plan shall continue to have, and be subject to, the terms and conditions set forth in the Company's Employee Stock Purchase Plan and the documents governing the assumed purchase right, except that the purchase price of such shares of Parent Common Stock for each respective purchase date under each assumed purchase right shall be the lower of (i) the quotient determined by dividing eighty-five percent (85%) of the fair market value of Company Common Stock on the offering date of each assumed offering period by the Exchange Ratio or (ii) eighty-five percent (85%) of the fair market value of the Parent Common Stock on each purchase date of each assumed offering period occurring after the Effective Time (with the number of shares rounded to the nearest whole share and the purchase price rounded to the nearest whole cent). The assumed purchase rights shall be exercised at such times following the Effective Time as set forth in the Company's Employee Stock Purchase Plan and each participant shall, accordingly, be issued shares of Parent Common Stock at such times pursuant to the Company's Employee Stock Purchase Plan. The Company's Employee Stock Purchase Plan shall terminate with the exercise of the last assumed purchase right, and no additional purchase rights shall be granted under the Company's Employee Stock Purchase Plan following the Effective Time. Parent agrees that from and after the Effective Time, employees of the Surviving Corporation may participate in Parent's employee stock purchase plan, subject to the terms and conditions of such plan.

            The adjustment provided herein with respect to Company Options shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The duration, vesting schedule, exercisability and other terms of each Company Option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to Company in the Company Option Plans (and the corresponding references in the option agreement documenting such option) shall be deemed to be references to Parent. Except as set forth in Section 3.2(d) of the Disclosure Schedule (as defined in Article III hereof), vesting of Company Options shall not be accelerated as a result of the Merger. Continuous employment with the Company or its Subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Company Options after the Effective Time. As soon as reasonably practicable, but in no event later than thirty (30) days after the Effective Time, Parent will issue to each holder of an assumed Company Option notice of the foregoing assumption by Parent.

            Parent shall file with the SEC, no later than thirty (30) business days after the Effective Time, a Registration Statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this Section 2.6.

            Section 2.7 Company Warrants. At the Effective Time, all warrants to purchase Company Common Stock (the "Company Warrants") then outstanding, whether or not exercisable, shall be assumed by Parent. Each Company Warrant assumed by Parent shall be subject to, and exercisable upon, the same terms and conditions as under the applicable warrant agreement issued thereunder, except that (a) each assumed Company Warrant shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio; and (b) the exercise price per share of Parent Common Stock subject to each assumed Company Warrant shall be an amount equal to
(i) the price per share of Company Common Stock subject to such Company Warrant in effect immediately prior to the Effective Time divided by (ii) the Exchange Ratio (rounded up to the nearest whole cent). The Company represents and warrants that each of the foregoing actions may be taken and effected by the Company without the consent of any holder of Company Warrants.

            Section 2.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for cash and/or certificates representing Parent Common Stock pursuant to this Article II.

                             ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF COMPANY

            Except as set forth in the disclosure schedule prepared and signed by the Company and delivered to Parent simultaneously with the execution hereof (the "Disclosure Schedule"), the Company represents and warrants to Parent and Sub all of the statements contained in this Article
III. Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section, except to the extent that one portion of the Disclosure Schedule specifically refers to another portion thereof, identifying such other portion by section reference or similar specific cross reference.

            Section 3.1 Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing, duly qualified or licensed to do business and in good standing under the laws of the jurisdiction of its incorporation or organization and in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on the Company and its Subsidiaries. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, any reference to any event, change or effect having a "material adverse effect" on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect, individually or in the aggregate with such other events, changes, or effects, which is materially adverse to the financial condition, businesses, results of operations, assets, liabilities, properties or prospects of such entity (or, if used with respect thereto, of such group of entities taken as a whole), it being understood that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a material adverse effect: (i) a change in the market price or trading volume of Company Common Stock or Parent Common Stock, as the case may be, (ii) conditions affecting the economy of the United States of America as a whole, (iii) conditions affecting generally the industry in which Parent or the Company, as applicable, operates, or
(iv) changes after the date hereof in laws or regulations applicable to Parent or the Company, as the case may be. Section 3.1 of the Disclosure Schedule, sets forth a complete list of the names, jurisdiction of incorporation or other formation and capitalization of each of the Company's Subsidiaries and the jurisdictions in which the Company and each of its Subsidiaries are qualified to do business.

            Section 3.2 Capitalization.
                        --------------

                  (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock. As of the date hereof, (i) 4,719,675 shares of Company Common Stock were issued and outstanding, (ii) 1,275,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options pursuant to the Company Option Plans and (iii) no shares of Company Common Stock were reserved for issuance upon the exercise of Company Warrants. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable, were issued in compliance with applicable law, and are not subject to any preemptive or similar rights.

                  (b) Except as set forth in Section 3.2(b) of the Disclosure Schedule and other than pursuant to the Option Agreement, there are not now, and at the Effective Time there will not be, any (i) outstanding right, subscription, warrant, call, option or other agreement or arrangement of any kind (collectively, "Rights") to purchase or otherwise to receive from the Company or any of its Subsidiaries any of the outstanding authorized but unissued or treasury shares of the capital stock or any other security of the Company or any of its Subsidiaries, (ii) outstanding security of any kind convertible into or exchangeable for such capital stock or (iii) voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or any of its Subsidiaries, and, in the case of each of clause (i), (ii) and (iii), there is not now any agreement, contract, commitment or arrangement to which the Company or any of its Subsidiaries is a party or is bound to issue or enter into, as applicable, any of the foregoing.

                  (c) Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and each such share is owned by the Company, free and clear of any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, option, right of others or restriction (whether on voting, sale, transfer, disposition or otherwise) or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or to refrain from giving any of the foregoing (collectively, "Liens").

                  (d) Section 3.2(d) of the Disclosure Schedule sets forth a listing of (i) all outstanding Company Options as of the date hereof, which schedule shows the portion of each Company Option which is then vested, the vesting and acceleration provisions thereof, if any, the date upon which each Company Option expires and whether or not such Company Option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code; (ii) all outstanding Company Warrants as of the date hereof, which schedule shows the portion of each Company Warrant which is exercisable and the date upon which each Company Warrant expires; and (iii) each outstanding Company Option and Company Warrant that will accelerate, in whole or in part, pursuant to its terms as a result of the transactions contemplated hereby, which schedule summarizes the terms of acceleration pursuant to such Company Option, Company Warrant or Company Option Plan.

            Section 3.3 Corporate Authorization; Validity of Agreement; Company Action. (a) The Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and, subject to obtaining approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Shareholder Approval"), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company and, except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. Each of this Agreement and the Ancillary Agreements to which it is a party have been duly executed and delivered by the Company and, assuming each of this Agreement and such Ancillary Agreements constitutes a valid and binding obligation of the other parties hereto and thereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (b)   The Board of Directors of the Company (the
"Company Board") has duly and validly approved and taken all corporate action required to be taken by such Company Board for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and resolved to recommend that the shareholders of the Company approve and adopt this Agreement. The Company Shareholder Approval is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and to consummate the Merger. The Company has taken all actions necessary with respect to the entering into of this Agreement and the Ancillary Agreements to which it is a party, the consummation of the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements so as to render inapplicable to such transactions the restrictions on business combinations contained in Chapter 7A of the MBCA.

            Section 3.4 Consents and Approvals; No Violations. Except as disclosed in Section 3.4 of the Disclosure Schedule and except for the Company Shareholder Approval, the Merger Filing, and filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act and state blue sky laws, neither the execution, delivery or performance of this Agreement or any Ancillary Agreements by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws or similar organizational documents of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or result in the creation of any lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a "Company Agreement") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (ii), (iii) or (iv) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and will not materially impair the ability of the Company to consummate the transactions contemplated hereby or by the Ancillary Agreements.

            Section 3.5 SEC Reports and Financial Statements. The Company has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since June 1, 1995 under the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (the "Company Financial Statements") (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The Company SEC Documents include all the documents that the Company was required to file with the SEC since June 1, 1995. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein. The Company has not received notice (written or oral) from and, to its knowledge, is not under any review by any Governmental Entity in connection with its revenue recognition policies and procedures. Without limiting the foregoing, for any period after December 31, 1998, the Company has complied in all material respects with Statement of Position 97-2 (Software Revenue Recognition), as amended by Statement of Position 9804.

            Section 3.6 Absence of Certain Changes. Except as and to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement, since March 31, 2000, the Company and its Subsidiaries have conducted their respective businesses and operations consistent with past practice only in the ordinary and usual course. From March 31, 2000 through the date of this Agreement, there has not occurred (i) any events, changes or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries; or (iii) any change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP. Except as set forth in
Section 3.6 of the Disclosure Schedule, since March 31, 2000 neither the Company nor any of its Subsidiaries has taken any of the actions prohibited by Section 5.1 hereof.

            Section 3.7 No Undisclosed Liabilities. Except as set forth in
Section 3.7 of the Disclosure Schedule, since March 31, 2000, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that (a) have, or would be reasonably likely to have, a material adverse effect on the Company and its Subsidiaries or (b) would be required to be reflected or reserved against on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto) prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2000. Section 3.7 of the Disclosure Schedule sets forth the amount of principal and unpaid interest outstanding under each instrument evidencing indebtedness of the Company and its Subsidiaries which will accelerate or become due or result in a right of redemption or repurchase on the part of the holder of such indebtedness (with or without due notice or lapse of time) as a result of this Agreement, any of the Ancillary Agreements, the Merger or the other transactions contemplated hereby or thereby.

            Section 3.8 Information in Proxy Statement/Prospectus. The Proxy Statement/Prospectus (as defined in Section 5.8 hereof) (or any amendment thereof or supplement thereto) will not, at the date mailed to Company shareholders or at the times of the Special Meeting (as defined in Section 5.7(b) hereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Sub specifically for inclusion in the Proxy Statement/Prospectus. None of the information supplied by the Company specifically for inclusion or incorporation by reference in the Parent Registration Statement (as defined in Section 5.8 hereof) will, at the date it becomes effective and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus specifically, as to information supplied by the Company for inclusion therein, will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

            Section 3.9 Employee Benefit Matters.
                        ------------------------

            (a) All employee benefit plans and other incentive, compensation or benefit agreements or arrangements covering any current or former employee or director of, or consultant to, the Company or any Subsidiary are listed in Section 3.9(a) of the Disclosure Schedule (the "Company Benefit Plans"). True and complete copies of the Company Benefit Plans, trusts and reports and summaries required under the Code or the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the favorable determination letter from the Internal Revenue Service (the "IRS") for each plan intended to be qualified under Section 401(a) of the Code, have been provided to the Purchaser. Except as set forth in Section 3.9(a) of the Disclosure Schedule, each Company Benefit Plan has been administered and maintained in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code. Each Company Benefit Plan intended to be qualified under
Section 401(a) of the Code has been determined by the IRS to be so qualified and to the knowledge of the Company no event has occurred that could reasonably be expected to adversely affect the qualified status of such Company Benefit Plan. Neither the Company nor any of its Subsidiaries has incurred (and to the knowledge of the Company no transaction has occurred which could reasonably be expected to give rise to) any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA with respect to any Company Benefit Plan. To the knowledge of the Company, there are no pending, nor has the Company or any of its Subsidiaries received notice of any threatened, claims against or otherwise involving any of the Company Benefit Plans. No Company Benefit Plan is under audit or investigation by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation, and to the knowledge of the Company, no such audit or investigation is pending or threatened. All material contributions and other payments required to be made as of the date of this Agreement to, or pursuant to, the Company Benefit Plans have been made or accrued for in the Company Financial Statements. Neither the Company nor any entity under "common control" with the Company within the meaning of Section 4001 of ERISA has at any time contributed to, or been required to contribute to, any "pension plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, including, without limitation, any "multi-employer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA), and neither the Company nor any such entity has at any time incurred or could reasonably expect to incur any liability under Title IV of ERISA.

                  (b) The consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Benefit Plan, employment or severance agreement, trust, loan or other compensation or benefits agreement or arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, officer, director, agent or consultant of the Company or any Subsidiary, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or the Purchaser to amend or terminate any Company Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will or may be made by the Company, any of its Subsidiaries, the Purchaser or any of their respective affiliates with respect to any employee, officer or director of the Company or its Subsidiaries will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code and no amount of any such payment or benefit will fail to be deductible by the Company by reason of
Section 162(m) of the Code.

                  (c) Neither the Company nor any of its Subsidiaries (i) maintains or contributes to any Company Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any employee upon or with respect to periods following his retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) that such employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code. All amounts of deferred compensation benefits under any Company Benefit Plan have been properly accrued for in the Financial Statements.

            (d) With respect to each Company Benefit Plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, all material claims incurred (including claims incurred but not reported) by employees thereunder for which the Company is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability in Section 3.9(d) of the Disclosure Schedule.

            Section 3.10  Litigation; Compliance with Law.
                          -------------------------------

                  (a) There is no suit, claim, action, proceeding, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely, individually or in the aggregate, to have a material adverse effect on the Company and its Subsidiaries, or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby or by the Ancillary Agreements. The foregoing includes, without limitation, actions pending or, to the knowledge of the Company, threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's or any of its Subsidiaries' employees, their use in connection with the Company's or any of its Subsidiaries' business of any information, techniques, patents, patent applications, copyrights, trade secrets, inventions, technology, know- how, Software (as defined in Section 3.17(j)) or other intellectual property rights allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

                  (b) The Company and its Subsidiaries have complied in a timely manner and in all material respects, with all laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, (1) the Foreign Corrupt Practices Act of 1977 and any other laws regarding use of funds for political activity or commercial bribery and (2) laws relating to equal employment opportunity, discrimination, occupational safety and health, environmental, interstate commerce and antitrust.

            Section 3.11 No Default. The business of the Company and each of its Subsidiaries has not been and is not being conducted in default or violation of any term, condition or provision of (i) its respective articles of incorporation or bylaws or similar organizational documents,
(ii) any Company Agreement or (iii) any federal, state, local or foreign law, statute, regulation, rule, ordinance, judgment, decree, order, writ, injunction, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries or relating to any of the property owned, leased or used by them, or applicable to their business, excluding from the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby or by the Ancillary Agreements. No investigation or review by any Governmental Entity or other entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity or other entity indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, in the future will not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries.

            Section 3.12  Taxes.
                          -----

                  (a) Except as set forth in Section 3.12 of the Disclosure Schedule, the Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Tax Authorities all Tax Returns required to be filed by the Company and each of its Subsidiaries, and such Tax Returns are true, correct, and complete in all material respects.

                  (b) The Company and each of its Subsidiaries has paid, or where payment is not yet due, has established an adequate accrual in accordance with GAAP for the payment of, all Taxes for all periods ending through the date hereof.

                  (c) There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due and for which adequate reserves have been established in accordance with GAAP.

                  (d) No federal, state, local or foreign Audits are presently pending with regard to any Taxes or Tax Returns of the Company and its Subsidiaries and to the knowledge of the Company, no such Audit is threatened.

                  (e) Except as set forth in Section 3.12(e) of the Disclosure Schedule, the Tax Returns of the Company and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired), and for any year that a Tax Return was examined, no material adjustments were asserted as a result of such examination which have not been resolved and fully paid, and no issue has been raised by any Tax Authority in any Audit of the Company or any of its Subsidiaries that, if raised with respect to any other period not so audited, could be expected to result in a proposed deficiency for any such period not so audited.

                  (f) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

                  (g) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes.

                  (h) Except as set forth in Section 3.12(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a member of any "affiliated group" (as defined in section 1504(a) of the Code) and is not subject to Treas. Reg. 1.1502-6 for any period.

                  (i) Neither the Company nor any of its Subsidiaries is or has been a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (j) "Audit" means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes. "Tax" or "Taxes" means all federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority. "Tax Authority" means the IRS and any other domestic or foreign governmental authority responsible for the administration of any Taxes. "Tax Returns" mean all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

            Section 3.13 Contracts. Each Company Agreement is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not have a material adverse effect on the Company and its Subsidiaries, and there are no defaults thereunder, except those defaults that would not have a material adverse effect on the Company and its Subsidiaries. Section 3.13 of the Disclosure Schedule sets forth a true and complete list of (i) all Company Agreements entered into by the Company or any of its Subsidiaries and included as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 that have been altered, amended or otherwise modified in any manner, and (ii) all non- competition agreements imposing restrictions on the ability of the Company or any of its Subsidiaries to conduct business in any jurisdiction or territory.

            Section 3.14 Assets; Real Property. The Company and its Subsidiaries have all assets, properties, rights and contracts necessary to permit the Company and its Subsidiaries to conduct their business as it is currently being conducted, except where the failure to have such assets, properties, rights and contracts would not have a material adverse effect on the Company and its Subsidiaries. The Company SEC Documents accurately identify all material real property or material interests in material real property owned by the Company and its Subsidiaries (the "Real Property"). The Company or its Subsidiaries has good and marketable title to the real property owned by them, free and clear of all liens, charges, security interests, options, claims, mortgages, pledges, easements, rights- of-way or other encumbrances and restrictions of any nature whatsoever, except as described in Section 3.14 of the Disclosure Schedule and those that do not adversely affect the value of such real property.

            Section 3.15 Environmental Matters. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, (a) the Company and its Subsidiaries are in compliance in all material respects with federal, state, local and foreign laws and regulations relating to pollution, protection or preservation of human health or the environment, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials ("Materials of Environmental Concern"), or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon (collectively, "Environmental Laws"), and including, but not limited to, compliance with any permits or other governmental authorizations or the terms and conditions thereof; (b) neither the Company nor any of its Subsidiaries has received any communication or notice, whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by any of the Company or its Subsidiaries or for which the any of them is responsible, and there is no pending or threatened claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or its Subsidiaries, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law (collectively, "Environmental Claims"), except where such Environmental Claims would not have a material adverse effect or otherwise require disclosure in the Company SEC Documents; and (c) there are no past or present facts or circumstances that could form the basis of any Environmental Claim against the Company or its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or its Subsidiaries have retained or assumed either contractually or by operation of law, except where such Environmental Claim, if made, would not have a material adverse effect or otherwise require disclosure in the Company SEC Documents. All permits and other governmental authorizations currently held or required to be held by the Company and its Subsidiaries pursuant to any Environmental Laws are identified in Section 3.15 of the Disclosure Schedule. The Company has provided to Parent all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company or its Subsidiaries with any Environmental Laws.

            Section 3.16  Product Liability. Except as described in Section
3.16 of the Disclosure Schedule, there are not presently pending or, to the knowledge of the Company, threatened any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company and its Subsidiaries, which if adversely determined, would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has extended to its customers any written non- uniform product warranties, indemnifications or guarantees.

            Section 3.17  Intellectual Property.
                        ---------------------

                  (a) The Company or its Subsidiaries own or have a valid right to use all trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); patents; copyrights (including any registrations, renewals and applications for any of the foregoing); Software; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets," and together with the foregoing, the "Intellectual Property") used in or necessary for the conduct of the Company and each Subsidiaries' business as currently conducted or contemplated to be conducted.

                  (b) Section 3.17(b)(1) of the Disclosure Schedule sets forth, for the Intellectual Property owned by the Company or its Subsidiaries, a complete and accurate list of all U.S. and foreign (1) patents and patent applications; (2) Trademark registrations (including Internet domain registrations) and applications and material unregistered Trademarks; (3) copyright registrations and applications, and material unregistered copyrights, including those in Software, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed). Section 3.17(b)(2) sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Intellectual Property that call for the payment or receipt of more than $25,000, whether the Company or any of its Subsidiaries is the licensee or licensor thereunder, and any written settlements relating to any Intellectual Property to which the Company or any of its Subsidiaries is a party or otherwise bound (collectively, the "License Agreements"), indicating for each the title, the parties, the date executed and the Intellectual Property covered thereby.

                  (c) The Intellectual Property owned by the Company or any of its Subsidiaries is free and clear of all Liens, and the Company or a Subsidiary of the Company, as noted in Section 3.17(c) of the Disclosure
Schedule is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each application and registration listed in Section 3.17(c) of the Disclosure Schedule.

                  (d) Except as set forth in Section 3.17(d) of the Disclosure Schedule, the Intellectual Property owned by the Company or any Subsidiary and, to the best of the Company's knowledge, any Intellectual Property used by the Company, is valid and subsisting, in full force and effect, and has not been canceled, expired, or abandoned. There is no pending or, to the knowledge of the Company, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the registrations listed in Section 3.17(d) of the Disclosure Schedule, or, to the best of the Company 's knowledge, against any Intellectual Property licensed to the Company or its Subsidiaries.

                  (e) The conduct of the Company's and its Subsidiaries' business as currently conducted or planned to be conducted does not infringe upon any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe). Except as set forth in Section 3.17(e) of the Disclosure Schedule, there are no claims or suits pending or, to the knowledge of the Company, threatened, and neither the Company nor any of its Subsidiaries has received any notice of a third party claim or suit (1) alleging that its activities or the conduct of its businesses infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property.

                  (f) Except as set forth in Section 3.17(f) of the Disclosure Schedule, there are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations which (1) restrict the Company's or its Subsidiaries' rights to use any Intellectual Property,
(2) restrict the Company's or its Subsidiaries' business in order to accommodate a third party's Intellectual Property or (3) permit third parties to use any Intellectual Property owned or controlled by the Company or any of its Subsidiaries. The Company or its Subsidiaries has not licensed or sublicensed its rights in any material Intellectual Property other than pursuant to the License Agreements, and no royalties, honoraria or other fees are payable by the Company or its Subsidiaries for the use of or right to use any Intellectual Property, except pursuant to the License Agreements. The License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or, to the knowledge of the Company, any other party under any such License Agreement.

                  (g) The Company and each of its Subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets, including, except as set forth in Section 3.17(g) of the Disclosure Schedule, requiring its employees and independent contractors having access thereto to execute written non-disclosure agreements. Except as set forth in Section 3.17(g) of the Disclosure Schedule, to the knowledge of the Company, no Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that adequately protects the Company and the applicable Subsidiary's proprietary interests in and to such Trade Secrets. Neither the Company nor, to the knowledge of the Company, any other party to any non-disclosure agreement relating to the Company's Trade Secrets is in breach or default thereof.

                  (h) To the knowledge of the Company, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company or any of its Subsidiaries and, except as set forth in Section 3.17(h) of the Disclosure Schedule, no such claims have been brought against any third party by the Company or any of its Subsidiaries.

                  (i) Except as set forth in Section 3.17(i) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company or any of its Subsidiaries' right to own or use any of the Intellectual Property, nor will require the consent of any governmental authority or third party in respect of any such Intellectual Property.

                  (j) Section 3.17(j) of the Disclosure Schedule lists all Software (other than off-the-shelf software applications programs having an acquisition price of less than $25,000) which are owned, licensed, leased, or otherwise used by the Company or any of its Subsidiaries, and identifies which of such Software is owned, licensed, leased, or otherwise used, as the case may be. Section 3.17(j) of the Disclosure Schedule lists all Software sold, licensed, leased or otherwise distributed by the Company or any of its Subsidiaries to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed as the case may be. With respect to the Software set forth in Section 3.17(j) of the Disclosure Schedule which the Company or any of its Subsidiaries purports to own, such Software was either developed (1) by employees of the Company or any of its Subsidiaries within the scope of their employment; or (2) by independent contractors who have assigned their rights to the Company or any of its Subsidiaries pursuant to written agreements. For purposes of this Section 3.17, "Software" means any and all (v) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (w) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (x) descriptions, flow- charts and other work product used to design, plan, organize and develop any of the foregoing,
(y) the technology supporting any Internet site(s) operated by or on behalf of the Company or any of its Subsidiaries, and (z) all documentation, including user manuals and training materials, relating to any of the foregoing.

                  (k) Any Software that the Company or any of its Subsidiaries licenses and maintains pursuant to contracts with third parties ("Licensed Software") in order to enable such Software to process accurately
(including calculating, comparing and sequencing) in all material respects date data from, into and between the twentieth and twenty-first centuries, including leap year calculations ("Millennial Date Data"). All such Licensed Software processes Millennial Date Data without material errors or omissions and without materially affecting functionality when used in accordance with the product documentation provided by the Company therefor and provided that all other software and all hardware and firmware used in combination with such Licensed Software properly exchanges date data with it. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has made any representation or warranty to any third party that imposes any liability (whether or not accrued, contingent or otherwise) on the Company or any of its Subsidiaries greater than the preceding representation.

                  (l) Except as set forth in Section 3.17(l) of the Disclosure Schedule, the Company and its Subsidiaries have obtained written representations or assurances from each third party that (A) provides or will provide Millennial Date Data to the Company or its Subsidiaries, (B) processes or will process Millennial Date Data for the Company or its Subsidiaries or (C) otherwise provides or will provide any material product or service to the Company or its Subsidiaries that is dependent upon any Software, microcode, chip or hardware system or component, including any electronic or electronically controlled system or component (a "System") that processes any Millennial Date Data, stating that all of such Systems that are used for, or on behalf of, the Company or its Subsidiaries will process Millennial Date Data without materially affecting the supply of such product or service to the Company or its Subsidiaries after December 31, 1999.

            Section 3.18 Proprietary Rights and Confidentiality Agreements. Except as set forth in Section 3.18 of the Disclosure Schedule, each current and former employee and officer of the Company and its Subsidiaries has executed a Proprietary Rights and Confidentiality Agreement or similar such agreement, in substantially the form previously provided to Parent.
The Company is not aware that any of the current or former employees of the Company or any of its Subsidiaries is in violation thereof.

            Section 3.19 Insurance. The Company and each of its Subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has not been notified of any threatened termination of, or material premium increase with respect to, any of such policies.

            Section 3.20 Suppliers and Customers. Since March 31, 2000, no material licensor, vendor, supplier, licensee or customer of the Company or any of its Subsidiaries has canceled or otherwise modified its relationship with the Company or its Subsidiaries and, to the Company's knowledge, (a) no such person has any intention to do so, and (b) the consummation of the transactions contemplated hereby will not adversely affect any of such relationships.

            Section 3.21  Labor Matters.
                          -------------

                  (a) Except as set forth in Section 3.21(a) of the Disclosure Schedule, (i) the Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours;
(ii) neither the Company nor any of its Subsidiaries has received written notice of any charge or complaint against the Company or any of its Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency or court or other tribunal regarding an unlawful employment practice; (iii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and there is no labor strike, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received notice that any representation petition respecting the employees of the Company or any of its Subsidiaries has been filed with the National Labor Relations Board, and, to the knowledge of the Company, there has been no labor union prior to the date hereof organizing any employees of the Company or any of its Subsidiaries into one or more collective bargaining units; (v) there are no complaints, lawsuits, arbitrations or other proceedings pending, or to the knowledge of the Company, threatened by or on behalf of any present or former employee of the Company or any of its Subsidiaries alleging breach of any express or implied contract of employment; (vi) to the knowledge of the Company, no federal, state, or local agency responsible for the enforcement of labor or employment laws intends to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries and no such investigation is in progress; (vii) there are no personnel arrangements, understandings, policies, rules or procedures (whether written or oral) applicable to employees of the Company or any of its Subsidiaries other than those set forth in Section 3.21(a) of the Disclosure Schedule, true, correct and complete copies of which have heretofore been delivered to Parent; and (viii) there are no employment contracts, severance agreements, confidentiality agreements (other than standard employee non-disclosure agreements as contemplated by Section 3.21(vii)) or any other agreements (whether written or oral) with any employees of the Company or any Subsidiary thereto.

                  (b) The Company and its Subsidiaries are and have been in substantial compliance with all notice and other requirements under the Worker Adjustment and Retaining Notification Act ("WARN") or similar state statute. Except as set forth in Section 3.21(b) of the Disclosure Schedule, none of the employees of the Company or any of its Subsidiaries have suffered an "employment loss" (as defined in WARN) during the ninety
(90)-day period prior to the execution of this Agreement.

                  (c) Neither the Company nor any of its Subsidiaries is bound by any contract, arrangement, understanding, policy, rule or procedure (whether written or oral) that restricts its ability to terminate the employment of any of its employees at any time without payment or other liability.

            Section 3.22 Accounts Receivable; Inventory. Subject to any reserves set forth in the balance sheet of the Company included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, as filed with the SEC prior to the date of this Agreement (the "Company Balance Sheet"), the accounts receivable shown in the Company Balance Sheet arose in the ordinary course of business; were not, as of the date of the Company Balance Sheet, subject to any material discount, contingency, claim of offset or recoupment or counterclaim; and represented, as of the date of the Company Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of the Company and its Subsidiaries arising after the date of the Company Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any material discount, contingency, claim of offset or recoupment or counterclaim, except for normal reserves consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the Company Balance Sheet is believed by the Company as of the date of this Agreement to be sufficient to provide for any losses which may be sustained or realization of the accounts receivable shown in the Company Balance Sheet. As of the date of the Company Balance Sheet, the inventories shown on the Company Balance Sheet consisted in all material respects of items of a quantity and quality usable or saleable in the ordinary course of business. All of such inventories were acquired in the ordinary course of business and, as of the date of this Agreement, have been replenished in all material respects in the ordinary course of business consistent with past practices. All such inventories are valued on the Company Balance Sheet in accordance with GAAP applied on a basis consistent with the Company's past practices, and provision has been made or reserves have been established on the Company Balance Sheet, in each case in an amount believed by the Company as of the date of this Agreement to be adequate, for all slow-moving, obsolete or unusable inventories.

            Section 3.23 Transactions with Affiliates. Except to the extent disclosed in the Company SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.23 of the Disclosure Schedule, since March 31, 2000, there have been no transactions, agreements, arrangements or understandings between the Company and its affiliates that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

            Section 3.24 Opinion of Financial Advisor. The Company has received the written opinion of Newbury, Piret & Company, Inc., dated the date hereof, to the effect that, as of such date, the consideration to be received by the shareholders of the Company in the Merger is fair to such shareholders from a financial point of view, a signed copy of which opinion has been delivered to Parent.

            Section 3.25 Brokers or Finders. The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person, other than Newbury, Piret & Company, Inc., is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and the Company agrees to indemnify and hold Parent and Sub harmless from and against any and all claims, liabilities or obligations with respect to any other commissions or similar fees in connection with any of the transactions contemplated by this Agreement which are asserted by any person on the basis of any act or statement alleged to have been made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Newbury, Piret & Company, Inc., pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby. The aggregate payments payable to Newbury, Piret & Company, Inc. as a result of the consummation of the Merger, the purchase of any Securities, the issuance of any securities, and otherwise in connection with the transactions contemplated hereby and by the Ancillary Agreements, is $930,000.

            Section 3.26 Tax Matters. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers or shareholders, has taken any action which would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

            Section 3.27 State Takeover Statutes. To the knowledge of the Company, no state takeover statute (other than Chapter 7A of the MBCA, which is inapplicable) is applicable to the Merger or the transactions contemplated by this Agreement and the Ancillary Agreements.

            Section 3.28 Full Disclosure. The Company has not failed to disclose to Parent any facts material to the Company's business, results of operations, assets, liabilities, financial condition or prospects. No representation or warranty by the Company in this Agreement and no statement by the Company contained in any document (including the Company Financial Statements), schedule or certificate furnished or to be furnished by the Company to Parent pursuant to the terms hereof, the Option Agreement or in connection with the transactions contemplated hereby or thereby, contains as of the date hereof or will contain as of the Effective Time, any untrue statements of a material fact or omit or will omit to state any material fact necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

                             ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

            Parent and Sub represent and warrant to the Company as follows:

            Section 4.1 Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on Parent and its Subsidiaries. Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on Parent and its Subsidiaries.

            Section 4.2 Capitalization.
                        --------------

                  (a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $.001 per share (the "Parent Preferred Stock"). As of March 31, 2000, (i) 25,789,588 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, and (iii) 4,652,405 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options to purchase shares of Parent Common Stock pursuant to employee stock option plans of Parent. All of the issued and outstanding shares of Parent Common Stock are validly issued, fully paid and nonassessable and are not subject to any preemptive or similar rights.

                  (b) Except as disclosed in this Section 4.2, as of the date of this Agreement, there is no outstanding (i) Right to purchase or otherwise to receive from Parent or any of its Subsidiaries any of the outstanding authorized but unissued or treasury shares of the capital stock of Parent or any of its Subsidiaries, (ii) security of any kind convertible into or exchangeable for such capital stock and (iii) voting trust or other agreement or understanding to which Parent or any of its Subsidiaries is a party or is bound with respect to the voting of the capital stock of Parent or any of its Subsidiaries.

            Section 4.3 Authorization; Validity of Agreement; Necessary
Action.

                 (a) Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which each of Parent and Sub, respectively, is a party and the consummation by Parent and Sub of the Merger and of the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub, respectively, and no other corporate actions on the part of Parent and Sub are necessary to authorize the execution and delivery of this Agreement or such Ancillary Agreements and the consummation by each of them of the transactions contemplated hereby and thereby. Each of this Agreement and the Ancillary Agreements to which each of Parent and Sub, respectively, is a party has been duly executed and delivered by Parent or Sub, as the case may be, assuming each of this Agreement and such Ancillary Agreements constitutes a valid and binding obligation of the other parties hereto and thereto, constitutes a valid and binding obligation of Parent or Sub, as the case may be, enforceable against Parent or Sub, as the case may be, in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The shares of Parent Common Stock to be issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

                  (b) The Boards of Directors of Parent and Sub each have duly and validly approved and taken all corporate action required to be taken by such Board of Directors for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which Parent or Sub, as the case may be, is a party.

            Section 4.4 Consents and Approvals; No Violations. Except for the Merger Filing and filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act and state blue sky laws, neither the execution, delivery or performance of this Agreement or any Ancillary Agreements by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby or thereby nor compliance by Parent and Sub with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the respective certificates of incorporation or by-laws of Parent or Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity,
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (ii),
(iii) and (iv) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on Parent and will not materially impair the ability of Parent or Sub to consummate the transactions contemplated hereby or by the Ancillary Agreements.

            Section 4.5 Information in Proxy Statement/Prospectus. The Registration Statement (or any amendment thereof or supplement thereto) will not, at the date it becomes effective and at the times of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to statements made therein based on information supplied by the Company for inclusion in the Registration Statement. None of the information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus, at the date mailed to shareholders and at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, as to information supplied by Parent or Sub, will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

            Section 4.6 SEC Reports and Financial Statements. Parent has filed with the SEC, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since August 5, 1999 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The Parent SEC Documents include all the documents that Parent was required to file with the SEC since August 5, 1999. Each of the consolidated financial statements included in the Parent SEC Documents have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of Certificate of Incorporation and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein. Parent has not received notice (written or oral) from and, to its knowledge, is not under any review by any Governmental Entity in connection with its revenue recognition policies and procedures. Without limiting the foregoing, for any period after December 31, 1998, Parent has complied in all material respects with Statement of Position 97-2 (Software Revenue Recognition), as amended by Statement of Position 9804.

            Section 4.7 Absence of Certain Changes. Except as and to the extent disclosed in the Parent SEC Documents filed prior to the date of this Agreement, since March 31, 2000, Parent and its Subsidiaries have conducted their respective businesses and operations in all material respects consistent with past practice only in the ordinary and usual course. From March 31, 2000 through the date of this Agreement, there has not occurred (i) any events, changes or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Parent or of any of its Subsidiaries other than regular quarterly cash dividends or dividends paid by wholly owned Subsidiaries; or (iii) any change by Parent or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP. Since March 31, 2000 neither Parent nor any of its Subsidiaries has taken any of the actions prohibited by Section 5.2 hereof.

            Section 4.8 Litigation; Compliance with Law.
                        -------------------------------

                 (a) Except for the suits disclosed in the Parent SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding, arbitration or investigation pending or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely, individually or in the aggregate, to have a material adverse effect on Parent and its Subsidiaries, or materially impair the ability of Parent to consummate the Merger or the other transactions contemplated hereby or by the Ancillary Agreements. The foregoing includes, without limitation, actions pending or, to the knowledge of Parent, threatened (or any basis therefor known to Parent) involving the prior employment of any of Parent's or any of its Subsidiaries' employees, their use in connection with Parent's or any of its Subsidiaries' business of any information, techniques, patents, patent applications, copyrights, trade secrets, inventions, technology, know-how, software or other intellectual property rights allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

                  (b) Parent and its Subsidiaries have complied in a timely manner and in all material respects, with all laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, (1) the Foreign Corrupt Practices Act of 1977 and any other laws regarding use of funds for political activity or commercial bribery and (2) laws relating to equal employment opportunity, discrimination, occupational safety and health, environmental, interstate commerce and antitrust.

            Section 4.9 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person, other than Dain Rauscher, Inc., is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and Parent agrees to indemnify and hold the Company harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by or on behalf of such party.

            Section 4.10  Tax Matters. None of Parent, any of its
Subsidiaries or, to the knowledge of Parent, any of their respective directors, officers or shareholders, has taken any action which would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

            Section 4.11 Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                              ARTICLE V

                              COVENANTS

            Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly provided in this Agreement or (ii) with the prior written consent of Parent, after the date hereof and prior to the Effective Time:

                  (a) the business of the Company and its Subsidiaries will be conducted in the ordinary and customary course consistent with past practice and each of the Company and its Subsidiaries shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;

                  (b) the Company will not, directly or indirectly, split, combine or reclassify the outstanding Company Common Stock, or any outstanding capital stock of any of the Subsidiaries of the Company;

                  (c) neither the Company nor any of its Subsidiaries shall
(i) amend its certificate of incorporation or by-laws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to the exercise of Company Options outstanding on the date hereof, in accordance with their present terms; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

                  (d) neither the Company nor any of its Subsidiaries shall
(i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its officers, directors, employees, agents or consultants (other than increases for non-executive level employees in the ordinary course of business consistent with past practice); (ii) adopt or enter into any new plan, policy, agreement or arrangement that would constitute a Company Benefit Plan, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing Company Benefit Plan; (iii) enter into any, or amend any existing, employment or severance agreement with or, except in accordance with the existing written policies of the Company previously delivered to Parent, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries; or (iv) make any loans to any of its officers, directors, employees, agents or consultants or make any changes in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether contingent on the Merger or otherwise;

                  (e) neither the Company nor any of its Subsidiaries shall modify, amend or terminate any of the Company Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

                  (f) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

                  (g) neither the Company nor any of its Subsidiaries shall license or otherwise transfer, dispose of, permit to lapse or otherwise fail to preserve any of the Company's or any of its Subsidiaries' Intellectual Property Rights, or dispose of or disclose to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge, except in the ordinary course of business and consistent with past practice;

                  (h) neither the Company nor any of its Subsidiaries shall cancel any debts or waive, release or relinquish any contract rights or other rights of substantial value, except settlements of accounts receivable in the ordinary course of business and consistent with past practice;

                  (i) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any long-term debt except for amounts set forth in the Company's budget previously delivered to Parent and, except in the ordinary course of business consistent with past practice, incur or assume any short-term indebtedness in amounts not consistent with past practice;
(ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary advances to employees for travel and business expenses in the ordinary course of business and consistent with past practice); or (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets) other than capital expenditures pursuant to the Company's capital expenditures budget previously delivered to Parent and other capital expenditures that do not exceed $25,000 in the aggregate since March 31, 2000;

            (j) neither the Company nor any of its Subsidiaries shall (i) change any of the accounting principles used by it unless required by GAAP; or (ii) take or allow to be taken any action which would jeopardize qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code;

                  (k) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations (i) in the ordinary course of business and consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries, (ii) incurred in the ordinary course of business and consistent with past practice or (iii) which are legally required to be paid, discharged or satisfied (provided that if such claims, liabilities or obligations referred to in this clause (iii) are legally required to be paid and are also not otherwise payable in accordance with clauses (i) or (ii) above, the Company will notify Parent in writing if such claims, liabilities or obligations exceed, individually or in the aggregate, $25,000 in value, reasonably in advance of their payment);

                  (l) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or any agreement relating to an Alternative Transaction (as defined in Section 5.6(a) hereof);

                  (m) neither the Company nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

                  (n) neither the Company nor any of its Subsidiaries will voluntarily make or agree to make any changes in Tax accounting methods, waive or consent to the extension of any statute of limitations with respect to Taxes, or consent to any assessment of Taxes, or settle any judicial or administrative proceeding affecting Taxes; and

                  (o) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

            Section 5.2 Interim Operations of Parent. Parent covenants and agrees that, except (i) as expressly provided in this Agreement, or (ii) with the prior written consent of the Company, after the date hereof and prior to the Effective Time:

                 (a) Parent will not, directly or indirectly, split, combine or reclassify the outstanding Parent Common Stock;

                  (b) Parent shall not: (i) amend its certificate of incorporation or by-laws; or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than regular quarterly cash dividends consistent with past practice;

                  (c) neither Parent nor any of its Subsidiaries shall (i) change any of the accounting principles used by it unless required by GAAP; or (ii) take or allow to be taken any action which would jeopardize qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code;

                  (d) neither Parent nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of Parent and Sub contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time; and

                  (e) neither Parent nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

            Section 5.3 Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours, during the period prior to the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Unless otherwise required by law, until the Effective Time, Parent will hold, and cause its officers, employees, accountants, counsel, financing sources and other representatives to hold, any such information which is nonpublic in confidence in accordance with the provisions of the Mutual Confidentiality Agreement between the Company and Parent, dated as of June 14, 2000 (the "Confidentiality Agreement").

            Section 5.4 Consents and Approvals. Each of the Company, Parent and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. Each of the Company, Parent and Sub will, and will cause its respective Subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement or the Ancillary Agreements (collectively, the "Requisite Regulatory Approvals").

            Section 5.5 Employment Agreements. Prior to the Closing, the Company shall, upon Parent's request, extend offers of employment, to be effective as of the Effective Time and to be subject to consummation of the Merger, to certain key employees of the Company identified by Parent, in each case on terms to be proposed by Parent, subject to execution of Parent's standard form of offer letter, in the form of Exhibits B-1 and B-2 hereto, the effectiveness of which offer letters shall be conditioned upon the consummation of the transactions consummated hereby.

            Section 5.6 No Solicitation by the Company.
                        ------------------------------

                  (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal the consummation of which would constitute an Alternative Transaction or (ii) participate in any discussions or negotiations regarding any Alternative Transaction; provided, however, that if, at any time prior to the adoption of this Agreement by the holders of the Company Common Stock, the Company Board determines in good faith, after receipt of advice from outside counsel, that such action is required for the Company Board to comply with its fiduciary obligations to the Company's shareholders under applicable law, the Company may, in response to any such proposal that was not solicited by it or which did not otherwise result from a breach of this Section 5.6(a), and subject to compliance with Section 5.6(c) hereof, (A) furnish information with respect to the Company and its Subsidiaries to any person pursuant to a customary confidentiality agreement containing terms as to confidentiality no less restrictive than the Confidentiality Agreement and
(B) participate in negotiations regarding such proposal. For purposes of this Agreement "Alternative Transaction" means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than the Company and its Subsidiaries and other than Parent and its Subsidiaries (a "Third Party") acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than twenty percent (20%) of the outstanding shares of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of the Company or any of its significant Subsidiaries by a merger or other business combination whether or not the Company or any of its significant Subsidiaries is the entity surviving any such merger or business combination) or (iii) any other transaction pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and any entity surviving any merger or combination including any of them) of the Company or any of its Subsidiaries for consideration equal to twenty percent (20%) or more of the fair market value of all of the outstanding shares of the Company Common Stock on the date prior to the date hereof.

                  (b) Neither the Company Board nor any committee thereof shall (i) except as expressly permitted by this Section 5.6, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, in the event that prior to the adoption of this Agreement by the holders of the Company Common Stock the Company Board determines in good faith, after it has received a Superior Proposal (as defined below) and after receipt of advice from outside counsel, that such action is required for the Company Board to comply with its fiduciary obligations to the Company's shareholders under applicable law, the Company Board may (subject to this and the following sentences) inform the Company shareholders that it no longer believes that the Merger or this Agreement is advisable and no longer recommends approval of the Merger or this Agreement (a "Subsequent Determination"), but only at a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, the Company shall provide a reasonable opportunity to Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with its original recommendation to shareholders without making a Subsequent Determination; provided, however, that any such adjustments shall be at the discretion of the parties at such time. For purposes of this Agreement, a "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an Alternative Transaction on terms which the Company Board determines in its good faith judgment (after receiving the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Company Board, after obtaining advice from a financial advisor of nationally recognized reputation, the Third Party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may have been proposed by Parent in response to such Alternative Transaction). Notwithstanding any other provision of this Agreement, the Company shall submit this Agreement to its shareholders whether or not the Company Board makes a Subsequent Determination.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.6, the Company shall promptly advise Parent orally and in writing of any request for information or of any proposal in connection with an Alternative Transaction, the material terms and conditions of such request or proposal and the identity of the person making such request or proposal. The Company will keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis.

                  (d) Nothing contained in this Section 5.6 shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange
Act or (ii) from making any disclosure to its shareholders if, in the good faith judgment of the Company Board, after receipt of advice from outside counsel, failure so to disclose would violate its fiduciary duties to the Company's shareholders under applicable law.

            Section 5.7 Shareholders' Meeting. (a) In order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting"), as soon as practicable after the Registration Statement is declared effective, for the purpose of considering and voting upon this Agreement. The Company shall include in the Proxy Statement/Prospectus the unanimous recommendation of the Company Board that shareholders of the Company vote in favor of the adoption of this Agreement. Nothing contained in the preceding sentence shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or (ii) from making any disclosure to its shareholders if, in the good faith judgment of the Company Board, after receipt of advice from outside counsel, failure so to disclose would violate its fiduciary duties to the Company's shareholders under applicable law.

                  (b) The Company shall use all commercially reasonable efforts to hold the Special Meeting as soon as reasonably practicable after the date hereof.

            Section 5.8 Proxy Statement/Prospectus; Registration Statement.
                        --------------------------------------------------

                  (a) Parent and the Company shall use commercially reasonable efforts to prepare and file with the SEC, as promptly as practicable after the execution of this Agreement, a proxy statement relating to the Special Meeting to be held in connection with the Transactions (together with any amendments thereof or supplements thereto, the "Proxy Statement/Prospectus"). Parent shall use commercially reasonable efforts to prepare and file with the SEC, as promptly as practicable after the execution of this Agreement, a registration statement on Form S-4 (together with all amendments thereto, the "Parent Registration Statement"), in which the Proxy Statement/Prospectus shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock and warrants to purchase shares of Parent Common Stock to be issued pursuant to the Merger. Each of Parent and the Company (i) shall cause the Proxy Statement/Prospectus and the Parent Registration Statement to comply as to form in all material respects with the applicable provision of the Securities Act, the Exchange Act and the rules and regulations thereunder, (ii) shall use all reasonable efforts to have or cause the Parent Registration Statement to become effective as promptly as practicable, and (iii) shall take any and all action required under any applicable Federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Parent and the Company shall furnish to the other all information concerning Parent and the Company as the other may reasonably request in connection with the preparation of the documents referred to herein. As promptly as practicable after the Parent Registration Statement shall have become effective, the Company shall deliver the Proxy Statement/Prospectus to its shareholders.

                  (b) The information supplied by each of Parent and the Company for inclusion in the Parent Registration Statement and the Proxy Statement/Prospectus shall not (i) at the time the Parent Registration Statement is declared effective, (ii) at the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, (iii) at the time of the Special Meeting, or (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, any Subsidiary of the Company, Parent, any Subsidiary of Parent, or their respective officers or directors, should arise or be discovered by such party which should be set forth in an amendment or a supplement to the Parent Registration Statement or the Proxy Statement/Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof. Parent may suspend the effectiveness or distribution of the Proxy Statement/Prospectus, as reasonably deemed appropriate, pending resolution of such event or circumstance.

            Section 5.9 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Ancillary Agreements, the proper officers and directors of the Company and Parent shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

            Section 5.10 Publicity. So long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement, the Ancillary Agreements, or the other transactions contemplated hereby or thereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange. Without limiting the foregoing, so long as this Agreement is in effect, the Company shall not issue or cause the publication of any press release or other announcement without the prior consent of Parent, which consent shall not be unreasonably withheld.

            Section 5.11 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non- occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under any Ancillary Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            Section 5.12 Directors' and Officers' Insurance and Indemnification. Parent agrees that at all times after the Effective Time, it shall indemnify, or shall cause the Company (or the Surviving Corporation if after the Effective Time) and its Subsidiaries to indemnify, each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of the Company's Subsidiaries, successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the same extent and in the same manner as is now provided in the respective certificates of incorporation or by-laws of the Company and such Subsidiaries or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) ("Indemnified Liability") based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. Parent shall, and shall cause the Company (or the Surviving Corporation if after the Effective Time) to, maintain in effect for not less than six (6) years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date hereof (provided that Parent may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period shall exceed one hundred fifty percent (150%) of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, which amount is set forth in Section 5.14 of the Disclosure Schedule, then Parent shall cause the Company (or the Surviving Corporation if after the Effective Time) to, and the Company (or the Surviving Corporation if after the Effective Time) shall, provide the maximum coverage that shall then be available at an annual premium equal to one hundred fifty (150%) of such rate. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, then to the extent permitted by law Parent shall, or shall cause the Company (or the Surviving Corporation if after the Effective Time) to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. Promptly after receipt by an Indemnified Party of notice of the assertion (an "Assertion") of any claim or the commencement of any action against him in respect to which indemnity or reimbursement may be sought against Parent, the Company, the Surviving Corporation or a Subsidiary of the Company or the Surviving Corporation ("Indemnitors") hereunder, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except where such failure shall have materially prejudiced Indemnitor in defending against such Assertion. Indemnitors shall be entitled to participate in and, to the extent Indemnitors elect by written notice to such Indemnified Party within thirty
(30) days after receipt by any Indemnitor of notice of such Assertion, to assume, the defense of such Assertion, at their own expense, with counsel chosen by Indemnitors and reasonably satisfactory to such Indemnified Party. Notwithstanding that Indemnitors shall have elected by such written notice to assume the defense of any Assertion, such Indemnified Party shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by such Indemnified Party, but, until there is a conflict between the positions of the Indemnified Party and the Indemnitors, the fees and expenses of such counsel shall be paid by such Indemnified Party. No Indemnified Party shall settle any Assertion without the prior written consent of Parent, nor shall Parent settle any Assertion without either (i) the written consent of all Indemnified Parties against whom such Assertion was made, or (ii) obtaining a general release from the party making the Assertion for all Indemnified Parties as a condition of such settlement. The provisions of this Section 5.12 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

            Section 5.13 Affiliate Agreements. The Company has previously delivered to Parent a list setting forth the names of all persons who are expected to be, at the time of the Special Meeting, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list. The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 5.13 to execute a written agreement as soon as practicable after the date hereof, but in no event later than the day preceding the filing of the Registration Statement, in substantially the form of Exhibit E hereto.

            Section 5.14 Cooperation. Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them, coordinate and cooperate (i) with respect to the timing of the Special Meeting, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such actions, consents approvals or waivers. Subject to the terms and conditions of this Agreement, Parent and the Company will each use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the Registration Statement is filed, and Parent and the Company shall, subject to applicable law, confer on a regular and frequent basis with one or more representatives of one another to report operational matters of significance to the Merger and the general status of ongoing operations insofar as relevant to the Merger, provided that the parties will not confer on any matter to the extent inconsistent with law.

            Section 5.15Letters of Accountants.
                        ----------------------

                  (a) Parent shall use all reasonable efforts to cause to be delivered to the Company a comfort letter of KPMG LLP, Parent's independent auditors, dated within two (2) business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time.

                  (b) The Company shall use all reasonable best efforts to cause to be delivered to Parent a comfort letter of Arthur Andersen LLP, the Company's independent auditors, dated within two (2) business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, which letter shall be brought down to the Effective Time.

            Section 5.16 Consents of Accountants. Parent and the Company will each use reasonable best efforts to cause to be delivered to each other consents from their respective independent auditors, dated the date on which the Registration Statement shall become effective, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

            Section 5.17 Subsequent Financial Statements. The Company shall consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Company SEC Documents after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.

            Section 5.18 Nasdaq Qualification. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be qualified for inclusion in the Nasdaq Stock Market, subject to official notice of issuance, as of or prior to the Effective Time.

            Section 5.19 Employee Plans and Arrangements. As soon as practicable after the execution of this Agreement, the Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and amend or terminate Company employee plans immediately prior to the Effective Time, if appropriate). Parent shall use commercially reasonable efforts to ensure that continuous employment with the Company or its Subsidiaries shall be credited to Company employees who become Parent employees or become Continuing Employees for all purposes of eligibility and vesting of benefits but not for purposes of accrual of benefits. Parent shall take commercially reasonable steps to (a) cause to be waived all limitations as to preexisting condition limitations, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company and its Subsidiaries under any welfare benefit plans that such employees are eligible to participate in after the Effective Time, other than limitations, exclusions or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for such employees immediately prior to the Effective Time and
(b) provide each employee of the Company and its Subsidiaries with credit for any co-payments and deductibles paid during the plan year commencing immediately prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time for such plan year. For purposes of this Section 5.19, "Continuing Employee" means any employee of the Company who continues as an employee of the Surviving Corporation or Parent after the Effective Time.


                             ARTICLE VI

                             CONDITIONS

            Section 6.1 Conditions to the Obligations of Each Party. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

                  (a) the Company shall have received the Company Shareholder Approval;

                  (b) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting (collectively, "Restraints") the consummation of the Merger or the effective operation of the business of the Company and its respective Subsidiaries after the Effective Time;

                  (c) all Requisite Regulatory Approvals shall have been obtained but excluding any Requisite Regulatory Approval the failure to obtain which would not have a material adverse effect on Parent, Sub, the Company or, after the Effective Time, the Surviving Corporation;

                  (d) the shares of Parent Common Stock to be issued in the Merger shall have been qualified for inclusion in Nasdaq Stock Market; and

                  (e) the Registration Statement shall have become effective under the Securities Act and no stop order suspending effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC.

            Section 6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

                  (a) the representations and warranties of the Company shall have been true and accurate both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole; provided, that the representations and warranties set forth in Sections 3.2 and 3.3 shall be true and correct in all respects;

                  (b) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

                  (c) the Company shall have obtained, and there shall be in full force and effect, the consents described in Section 6.2 of the Disclosure Schedule;

                  (d) each of the Ancillary Agreements shall be valid, in full force and effect and complied with in all material respects;

                  (e) since the date of this Agreement, there shall not have occurred any event, change or effect having, or which could be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries;

                  (f) Parent shall have received an opinion of Dykema Gossett PLLC, substantially in the form attached as Exhibit F-1 hereto and otherwise reasonably satisfactory in form and substance to Parent, addressed to Parent and dated the Closing Date;

                  (g) The Company shall have furnished Parent with a certificate dated the Closing Date signed on behalf of it by the Chairman of the Board of Directors of the Company or the President and Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 6.2(a) through (e) have been satisfied;

                  (h) The Company shall deliver to Parent a certification, in form and substance reasonably satisfactory to Parent, that neither the Company nor any of its Subsidiaries is or has been a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and

                  (i) Each employee of the Company shall have executed and delivered a Proprietary Rights and Confidentiality Agreement to Parent and confirmation of "at will" employment, in each case in form and substance acceptable to Parent.

            Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

                  (a) the representations and warranties of Parent and Sub shall have been true and accurate both when made and (except for those representations and warranties that address matters only as of a particular date which need only be true and accurate as of such date) as of the Effective Time as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole; provided, that the representations and warranties set forth in Sections 4.2 and 4.3 shall be true and correct in all respects;

                  (b) Each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Effective Time;

                  (c) Since the date of this Agreement, there shall not have occurred any event, change or effect having, or which could be reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries, taken as a whole;

                  (d) The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, substantially in the form attached as Exhibit F-2 hereto and otherwise reasonably satisfactory in form and substance to the Company, addressed to the Company and dated the Closing Date;

                  (e) Parent shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by the President of Parent to the effect that the conditions set forth in Sections 6.3(a) through (c) have been satisfied.

                             ARTICLE VII

                  TERMINATION, AMENDMENT AND WAIVER

            Section 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Effective Time, and (except in the case of 7.1(e)) whether before or after the Company Shareholder Approval:

                  (a) by mutual written consent of the Company and Parent, if the Board of Directors of each so determines by a vote of a majority of its entire Board;

                  (b)   by either the Company Board or the Parent Board:

                              (i)   if the Merger shall not have
      been consummated by December 15, 2000 unless the Company Board or Parent Board, as the case may be, has expressly restricted in writing its right to terminate this Agreement pursuant to this Section 7.1(b)(i); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                              (ii)  if the Company Shareholder
      Approval shall not have been obtained at the Special Meeting duly convened therefor or at any adjournment or postponement thereof; or

                              (iii) if any Restraint having any of
      the effects set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be;

                  (c) by the Company Board (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if Parent shall have materially breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in
Section 6.3(a) or (b), and (B) is incapable of being cured by Parent or is not cured within thirty (30) days of written notice thereof;

                  (d) by the Parent Board (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if the Company shall have materially breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by the Company or is not cured within thirty (30) days of written notice thereof; and

                 (e) by the Parent Board, at any time prior to the Special Meeting, if the Company Board shall have (A) failed to include in the Proxy Statement/Prospectus to the shareholders of the Company its recommendation without modification or qualification that such shareholders approve this Agreement and the transaction contemplated hereby, (B) failed to reaffirm such recommendation upon Parent's request, (C) subsequently withdrawn such recommendation or (D) modified or qualified such recommendation in a manner adverse to the interests of Parent.

            Section 7.2 Effect of Termination.
                        ---------------------

                  (a) In the event of termination of this Agreement as provided in Section 7.1 hereof, and subject to the provisions of Section
8.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in this Section 7.2, Section 8.1 and in the last sentence of Section 5.3, and
(ii) nothing herein shall relieve any party from liability for any breach hereof.

                  (b) The Company shall pay to Parent a fee of $2.5 million, plus an amount equal to all of the costs and expenses incurred by Parent in connection with this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, upon the earliest to occur of the following events:

                        (i) the termination of this Agreement by Parent pursuant to Section 7.1(e);

                        (ii) the termination of this Agreement by the Company or Parent pursuant to Section 7.1(b)(ii); or

                       (iii) the termination of this
      Agreement by Parent pursuant to Section 7.1(d).

                  (c) The fee, costs and expenses payable pursuant to
Section 7.2(b) hereof shall be paid (1) within one (1) business day after the first to occur of any of the events referred to in Section 7.2(b)(i) or 7.2(b)(iii) and (2) in the case of Section 7.2(b)(ii) hereof, upon the earlier to occur of (A) the date of the announcement of an Alternative Transaction or (B) 360 calendar days. Parent will provide to the Company reasonable documentation in respect of the costs and expenses payable pursuant to Section 7.2(b) hereof.

                  (d) Notwithstanding anything to the contrary in this
Section 7.2, in the event of termination of this Agreement pursuant to
Section 7.2(b)(ii), if an Alternative Transaction has not been entered into or announced prior to 360 calendar days from the date of such termination, the fee payable pursuant to Section 7.2(b) shall be reduced from $2.5 million to $1 million.

                  (e) Notwithstanding anything to the contrary in this
Section 7.2, the payments provided for in this Section 7.2 shall not be deemed to be Parent's or Sub's exclusive remedy, and Parent and Sub shall have the right to pursue any remedies available to them at law or in equity.

            Section 7.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties at any time before or after the Company Shareholder Approval; provided, however, that after any such approval, there may not be, without further approval of such shareholders of the Company, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Company Common Stock hereunder, or which by law otherwise expressly requires the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties' respective Boards of Directors or a duly designated committee thereof.

            Section 7.4 Extension; Waiver. At any time prior to the Effective Time, a party may, subject to the provision of Section 7.3 (and for this purpose treating any waiver referred to below as an amendment),
(a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                            ARTICLE VIII

                            MISCELLANEOUS

            Section 8.1 Fees and Expenses. (a) Except as otherwise contemplated by this Agreement, including Section 7.2 hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, and the issuance of any securities, including all legal, accounting and financial advisory fees and expenses ("Third Party Expenses"), shall be paid by the party incurring such expenses, except that (i) those costs and expenses incurred in connection with filing, printing and mailing the Registration Statement and the Proxy Statement/Prospectus (including filing fees related thereto) shall be shared equally by Parent and the Company and (ii) the Company shall cause its Third Party Expenses to be invoiced at or before the Closing and not to exceed, in the aggregate, $1,200,000.

            Section 8.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

            Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)   if to Parent or Sub, to:

                         Tumbleweed Communications Corp.
                         700 Saginaw Drive
                         Redwood City, California  94063
                         Attention:  Jeffrey C. Smith
                         Telephone:  650-216-2010
                         Facsimile:  650-216-2001


                         with a copy to:
                         Skadden, Arps, Slate, Meagher & Flom LLP
                         525 University Avenue - Suite 220
                         Palo Alto, California  94301
                         Attention:  Gregory C. Smith
                         Telephone:  650-470-4500
                         Facsimile:  650-470-4590

                         and

                  (b)   if to the Company, to:

                         Interface Systems, Inc.
                         5855 Interface Drive
                         Ann Arbor, Michigan  48103
                         Attention:  Robert A. Nero
                         Telephone:  734-769-5900
                         Facsimile:  734-769-1047

                         with a copy to:
                         Dykema Gossett PLLC
                         400 Renaissance Center
                         Detroit, Michigan  48243
                         Attention:  Aleksandra A. Miziolek
                         Telephone:  313-568-6762
                         Facsimile:  313-568-6915

            Section 8.4 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement, as the case may be, unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June ___, 2000. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Exchange Act. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

            Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            Section 8.6 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.12 hereof, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            Section 8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            Section 8.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

            Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                              TUMBLEWEED COMMUNICATIONS CORP.



                              By:  _________________________________________
                                    Name:
                                    Title:

                              MAIZE ACQUISITION SUB, INC.



                              By:  _________________________________________
                                    Name:
                                    Title:

                              INTERFACE SYSTEMS, INC.



                              By:  _________________________________________
                                    Name:
                                    Title:




                             TABLE OF CONTENTS


ARTICLE I

      MERGER.................................................................2

      Section 1.1  The Merger................................................2
      Section 1.2  Effective Time............................................3
      Section 1.3  Closing...................................................3
      Section 1.4  Directors and Officers of the Surviving Corporation.......3

ARTICLE II

      CONVERSION OF SHARES...................................................3

      Section 2.1  Conversion of Shares......................................3
      Section 2.2  Surrender of Certificates.................................5
      Section 2.3  No Fractional Shares......................................5
      Section 2.4  No Dividends..............................................6
      Section 2.5  Return to Parent..........................................6
      Section 2.6  Company Option Plans......................................7
      Section 2.7  Company Warrants..........................................8
      Section 2.8  Stock Transfer Books......................................9

ARTICLE III

      REPRESENTATIONS AND WARRANTIES OF COMPANY..............................9

      Section 3.1  Organization..............................................9
      Section 3.2  Capitalization...........................................10
      Section 3.3  Corporate Authorization; Validity of Agreement;
                   Company Action...........................................12
      Section 3.4  SEC Reports and Financial Statements.....................14
      Section 3.5  Absence of Certain Changes...............................14
      Section 3.6  No Undisclosed Liabilities...............................15
      Section 3.7  Information in Proxy Statement/Prospectus................15
      Section 3.8  Employee Benefit Matters.................................16
      Section 3.9  Litigation; Compliance with Law..........................18
      Section 3.10 No Default...............................................19
      Section 3.11 Taxes....................................................19
      Section 3.12 Contracts................................................21
      Section 3.13 Assets; Real Property....................................21
      Section 3.14 Environmental Matters....................................21
      Section 3.15 Product Liability........................................22
      Section 3.16 Intellectual Property....................................23
      Section 3.17 Proprietary Rights and Confidentiality Agreements........27
      Section 3.18 Insurance................................................27
      Section 3.19 Suppliers and Customers..................................27
      Section 3.20 Labor Matters............................................27
      Section 3.21 Accounts Receivable; Inventory...........................29
      Section 3.22 Transactions with Affiliates.............................29
      Section 3.23 Opinion of Financial Advisor.............................29
      Section 3.24 Brokers or Finders.......................................30
      Section 3.25 Tax Matters..............................................30
      Section 3.26 State Takeover Statutes..................................30
      Section 3.27 Full Disclosure..........................................30

ARTICLE IV

      REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB......................31

      Section 4.1  Organization.............................................31
      Section 4.2  Capitalization...........................................31
      Section 4.3  Authorization; Validity of Agreement; Necessary Action...32
      Section 4.4  Consents and Approvals; No Violations....................33
      Section 4.5  Information in Proxy Statement/Prospectus................33
      Section 4.6  SEC Reports and Financial Statements.....................34
      Section 4.7  Absence of Certain Changes...............................35
      Section 4.8  Litigation; Compliance with Law..........................35
      Section 4.9  Brokers or Finders.......................................36
      Section 4.10 Tax Matters..............................................36
      Section 4.11 Operations of Sub........................................36

ARTICLE V

      COVENANTS.............................................................36

      Section 5.1  Interim Operations of the Company........................36
      Section 5.2  Interim Operations of Parent.............................39
      Section 5.3  Access to Information....................................40
      Section 5.4  Consents and Approvals...................................41
      Section 5.5  Employment Agreements....................................41
      Section 5.6  No Solicitation by the Company...........................41
      Section 5.7  Shareholders' Meeting....................................44
      Section 5.8  Proxy Statement/Prospectus; Registration Statement.......44
      Section 5.9  Additional Agreements....................................45
      Section 5.10 Publicity................................................46
      Section 5.11 Notification of Certain Matters..........................46
      Section 5.12 Directors' and Officers' Insurance and Indemnification...46
      Section 5.13 Affiliate Agreements.....................................48
      Section 5.14 Cooperation..............................................48
      Section 5.15 Letters of Accountants...................................49
      Section 5.16 Consents of Accountants..................................49
      Section 5.17 Subsequent Financial Statements..........................49
      Section 5.18 Nasdaq Qualification.....................................50
      Section 5.19 Employee Plans and Arrangements..........................50

ARTICLE VI

      CONDITIONS............................................................51

      Section 6.1  Conditions to the Obligations of Each Party..............51
      Section 6.2  Conditions to the Obligations of Parent and Sub..........51
      Section 6.3  Conditions to the Obligations of the Company.............53

ARTICLE VII

      TERMINATION...........................................................54

      Section 7.1  Termination..............................................54
      Section 7.2  Effect of Termination....................................55
      Section 7.3  Amendment................................................56
      Section 7.4  Extension; Waiver........................................57

ARTICLE VIII

      MISCELLANEOUS.........................................................57

      Section 8.1  Fees and Expenses........................................57
      Section 8.2  Nonsurvival of Representations and Warranties............57
      Section 8.3  Notices..................................................58
      Section 8.4  Interpretation...........................................59
      Section 8.5  Counterparts.............................................60
      Section 8.6  Entire Agreement; No Third Party Beneficiaries;
                   Rights of Ownership60
      Section 8.7  Severability.............................................60
      Section 8.8  Governing Law............................................60
      Section 8.9  Assignment...............................................60

EXHIBITS

      A     Form of Voting Agreement
      B-1   Form of Non-Competition Agreement
      B-2   Form of Employment Agreement
      C     Form of Option Agreement
      D-1   Form of Certificate of Merger
      D-2   Form of Delaware Certificate of Merger
      E     Form of Affiliate Agreement
      F-1   Form of Dykema Gossett PLLC Opinion
      F-2   Form of Skadden, Arps, Slate, Meagher & Flom LLP Opinion



                           INDEX OF DEFINED TERMS


Acquisition Agreement...................................................5.7(b)
Agreement.............................................................Preamble
Alternative Transaction.................................................5.7(a)
Ancillary Agreements..................................................Recitals
Assertion.................................................................5.12
Audit..................................................................3.11(j)
Certificate of Merger......................................................1.2
Certificates............................................................2.1(d)
Closing....................................................................1.3
Closing Date...............................................................1.3
Code..................................................................Recitals
Company...............................................................Preamble
Company Agreement.......................................................3.3(c)
Company Balance Sheet.....................................................3.21
Company Benefit Plans...................................................3.8(a)
Company Board...........................................................3.3(b)
Company Common Stock....................................................2.1(a)
Company Financial Statements...............................................3.4
Company Option Plans.......................................................2.6
Company Options............................................................2.6
Company SEC Documents......................................................3.4
Special Meeting.........................................................5.7(a)
Company Shareholder Approval............................................3.3(a)
Company Warrants ..........................................................2.7
Confidentiality Agreement..................................................5.3
DGCL.......................................................................1.1
Disclosure Schedule................................................Article III
Effective Time.............................................................1.2
Employment Agreements.................................................Recitals
Environmental Claims......................................................3.14
Environmental Laws........................................................3.14
ERISA...................................................................3.8(a)
Exchange Act............................................................3.3(c)
Exchange Agent.............................................................2.2
Exchange Ratio..........................................................2.1(a)
GAAP.......................................................................3.4
Governmental Entity.....................................................3.3(c)
HMO.....................................................................3.8(d)
Indemnified Liability.....................................................5.12
Indemnified Parties.......................................................5.12
Indemnified Party.........................................................5.12
Indemnitors ..............................................................5.12
Intellectual Property..................................................3.16(a)
IRS.....................................................................3.8(a)
License Agreements.....................................................3.16(b)
Licensed Software......................................................3.16(k)
Liens...................................................................3.2(c)
material adverse effect....................................................3.1
Materials of Environmental Concern........................................3.14
Merger.....................................................................1.1
Merger Consideration....................................................2.1(a)
Merger Filing..............................................................1.2
Michigan Secretary of State................................................1.2
Millennial Date Data...................................................3.16(k)
Non-Competition Agreements ...........................................Recitals
Option Agreement .....................................................Recitals
Parent................................................................Preamble
Parent Common Stock.....................................................2.1(a)
Parent Preferred Stock..................................................4.2(a)
Parent Registration Statement...........................................5.8(a)
Parent SEC Documents.......................................................4.6
Proxy Statement/Prospectus..............................................5.8(a)
Real Property.............................................................3.11
Requisite Regulatory Approvals.............................................5.4
Restraints..............................................................6.1(b)
Rights .................................................................3.2(b)
SEC........................................................................3.4
Securities Act.............................................................3.4
Software...............................................................3.16(j)
Sub ..................................................................Preamble
Subsequent Determination ...............................................5.6(b)
Subsidiary.................................................................3.1
Superior Proposal ......................................................5.6(b)
Surviving Corporation......................................................1.1
System.................................................................3.16(l)
Tax ...................................................................3.11(j)
Tax Authority .........................................................3.11(j)
Tax Returns ...........................................................3.11(j)
Taxes .................................................................3.11(j)
Third Party.............................................................5.6(a)
Third Party Expenses.......................................................8.1
Trade Secrets..........................................................3.16(a)
Trademarks.............................................................3.16(a)
Voting Agreements ....................................................Recitals